Exhibit 6.16

HC GOVERNMENT REALTY TRUST, INC.
DISTRIBUTION REINVESTMENT PLAN

          The Distribution Reinvestment Plan (the “DRIP”) for HC Government Realty Trust, Inc., a Maryland corporation (the “Company”), offers to holders of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and the holders of the Company’s 7.00% Series A cumulative convertible preferred stock, $0.001 par value per share (the “Series A Preferred Stock”), the opportunity to purchase, through reinvestment of distributions, additional shares of Common Stock, on the terms, subject to the conditions and at the prices herein stated.

          The DRIP will be implemented in connection with an offering statement under the Securities Act of 1933, as amended (the “Securities Act”) on Form 1-A and its amendments (collectively, the “Offering Statement”) qualifying the offering and sale of the shares of Common Stock offered under the DRIP pursuant to Regulation A of the Securities Act. An aggregate amount of 200,000 of shares of Common Stock under the Offering Statement will be reserved for issuance pursuant to the DRIP.

          Distributions reinvested pursuant to the DRIP will be applied to the purchase of shares of Common Stock at a price per share (the “DRIP Price”) equal to $10.00 until all 200,000 shares reserved for the DRIP (the “DRIP Shares”) have been purchased, the expiration of the Offering Statement, or the termination of the DRIP by the Company, whichever occurs first. Thereafter, in its sole discretion, the Company may provide additional shares of Common Stock for use in the DRIP by qualifying such shares for issuance pursuant to the DRIP under a new offering statement on Form 1-A. In any case, the per share purchase price under the DRIP for any such additional shares will equal the DRIP Price.

The DRIP

          The DRIP provides participants with a simple and convenient way to invest each participant’s cash distributions in additional shares of Common Stock. A participant in the DRIP may purchase shares at the DRIP Price until all 200,000 DRIP Shares have been purchased or until the Company elects to terminate the DRIP. In its sole discretion, the Company may provide additional shares of Common Stock for use in the DRIP.

          Shares for the DRIP will be purchased directly from the Company. Such shares will be authorized and may be either previously issued and re-acquired, or authorized but unissued shares. Proceeds from the sale of the DRIP Shares provide the Company with funds for general corporate purposes.

Eligibility

          Holders of record of shares of Common or Series A Preferred Stock may participate in the DRIP unless the receipt of shares of Common Stock through the DRIP would cause such holder to: (i) exceed the ownership limitations set forth in the Company’s charter; or (ii) if such holder is not an accredited investor, exceed the investment limitation imposed by Regulation A, as described in the Offering Statement, for such holder to be a “qualified purchaser” as defined in Rule 256 of Regulation A. A holder may participate with respect to all, or any portion, of its distributions, as indicated on its enrollment form; provided, that a holder must participate with respect to at least 25% of its distribution payments. If a participant owns shares of Common or Series A Preferred Stock that are registered in someone else’s name (for example, a bank, broker, or trustee) and the participant wants to participate in the DRIP, the participant may be able to arrange for that person to handle the reinvestment of distributions with respect to the participant’s DRIP shares. If not, the participant’s shares of Common or Series A Preferred Stock should be withdrawn from “street name” or other form of registration and should be registered in the participant’s own name, in order to participate in the DRIP. Alternatively, the participant’s broker or bank may offer a program that allows the participant to participate in a plan without having to withdraw the participant’s shares of Common or Series A Preferred Stock, as the case may be, from “street name.”

          The Company may refuse participation in the DRIP to stockholders residing in states where shares offered pursuant to the DRIP are not exempt from registration under applicable securities laws.

Administration

          As of the date of adoption of the DRIP, the DRIP will be administered by Direct Transfer, LLC (the “DRIP Administrator”), but a different entity may act as DRIP Administrator in the future. The DRIP Administrator will keep all records of the participants’ DRIP purchases and send statements of each participant’s purchases to the participant. Certain administrative support may be provided by affiliates of the DRIP Administrator.

Participants may enroll in the DRIP, obtain information, and perform certain transactions relative to the DRIP on-line.

To visit the DRIP Administrator’s website: transfer.issuerdirect.com

A participant can contact the shareholder relations department toll-free at:

(919) 744-2722

An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 8:00 a.m. to 8:00 p.m., Eastern Time, Monday through Friday (except holidays).

A participant may write to the Administrator at the following address:

Direct Transfer, LLC
500 Perimeter Park Dr., Suite D
Morrisville, NC 27560

Enrollment

          A participant must own shares of Common or Series A Preferred Stock in order to participate in the DRIP. A holder may become a participant in the DRIP by indicating its election to participate on a signed enrollment form, which is available from the DRIP Administrator, and returning it to the DRIP Administrator at the address above. A participant may include its signed enrollment form with the subscription agreement for any new purchase of our Common Stock.

         Participation in the DRIP will begin with the first distribution payment after the participant’s enrollment form is received, provided such form is received on or before ten (10) days prior to the payment date established for that distribution. If the enrollment form is received after the tenth day prior to the payment date for any distribution, reinvestment of the participant’s distributions will begin with the next distribution payment date.

By enrolling in the DRIP, the participant directs the DRIP Administrator to apply distributions to the purchase of shares of Common Stock in accordance with the DRIP’s terms and conditions. Unless otherwise instructed, the DRIP Administrator automatically will reinvest all distributions declared on shares of Common Stock purchased pursuant to the DRIP. If the participant does not want the distributions made to the participant on shares of Common Stock acquired pursuant to the DRIP reinvested, the participant must provide notice to the DRIP Administrator. See “Administration” for information on how to contact the Administrator.

Method for Changing Dividend Reinvestment Election’

A participant may change the participant’s distribution reinvestment election at any time by notifying the DRIP Administrator in writing, including by email to transfer@issuerdirect.com. See “Administration” for information on how to contact the DRIP Administrator. To be effective with respect to a particular distribution, any such change must be received by the DRIP Administrator three or more days prior to the payment date for that distribution.

Costs
          Purchases under the DRIP will not be subject to selling commissions or any dealer manager fee. All costs of administration of the DRIP will be paid by the Company. Certain charges may be incurred by the participant if the participant withdraws from the DRIP as described below. See “Withdrawal by Participant.”

Purchases and Price of Shares
          Common or Series A Preferred Stock distributions will be invested within three days after the date on which Common or Series A Preferred Stock distributions are paid (the “Investment Date”). Any distributions not so invested will be returned to participants in the DRIP.

          Each participant becomes an owner of shares of Common Stock purchased under the DRIP as of the Investment Date. Distributions paid on shares held in the DRIP (less any required withholding tax) will be credited to the participant’s DRIP account. Distributions will be paid on both full and fractional shares held in each participant’s account and are automatically reinvested.

          Reinvested Distributions. The DRIP Administrator will use the aggregate amount of distributions to all participants for each distribution period to purchase shares for the participants. If the aggregate amount of distributions to participants exceeds the amount required to purchase all shares then available for purchase, the DRIP Administrator will purchase all available shares and will return all remaining distributions to the participants within three days after the date such distributions are made. The DRIP Administrator will allocate the purchased shares among the participants based on the portion of the aggregate distributions received on behalf of each participant, as reflected on the Company’s books and records (as may be kept by its transfer agent).

Reports

          Within 90 days after the end of each fiscal year, each participant will receive a report of all the participant’s investment in DRIP shares, including information with respect to the distributions reinvested during the year, the number of DRIP shares purchased during the year, the per share purchase price for such shares, the total administrative charge retained by the Company or DRIP Administrator and tax information with respect to income earned on shares purchased under the DRIP for the year. These statements are the participant’s continuing record of the cost of purchases and should be retained for income tax purposes.

Certificates for Shares

          The ownership of shares purchased under the DRIP will be uncertificated and noted in book-entry form until the Company’s Board of Directors determines otherwise. The number of shares purchased will be shown on the participant’s statement of account. This feature permits ownership of fractional shares, protects against loss, theft or destruction of stock certificates and reduces the costs of the DRIP.

Withdrawal by Participant

          A participant may discontinue the reinvestment of the participant’s distributions at any time by providing written, including via email to transfer@issuerdirect.com or telephone notice to the DRIP Administrator. See “Administration” for information on how to contact the DRIP Administrator. If the DRIP Administrator receives a participant’s notice of withdrawal more than three business days prior to the payment date for the payment of the next distribution, the DRIP Administrator will pay such distribution in cash. If the request is received less than three business days prior to the payment date for the payment of the next distribution, then that distribution will be reinvested. However, all subsequent distributions will be paid out in cash on all balances. The DRIP Administrator will continue to hold the participant’s shares of Common Stock unless the participant requests a certificate for any full shares and a check for any fractional share, less shipping and handling costs.

Generally, an eligible shareholder may again enroll and become a participant in the DRIP. However, we reserve the right to reject the enrollment of a previous participant in the DRIP on grounds of excessive enrollment and termination. This reservation is intended to minimize administrative expense and to encourage use of the DRIP as a long-term investment service.

          A participant who changes his or her address must promptly notify the DRIP Administrator. If a participant moves his or her residence to a state in which shares offered pursuant to the DRIP are not exempt from registration under applicable securities laws, the Company may deem the participant to have terminated participation in the DRIP.

Amendment and Termination of the DRIP

          The Board of Directors may, in its sole discretion, terminate the DRIP or amend any aspect of the DRIP (except for the ability of each participant to withdraw from participation in the DRIP) without the consent of participants or other stockholders, provided that written notice of termination or any material amendment is sent to participants at least ten (10) days prior to the effective date thereof. Participants will be notified if the DRIP is terminated or materially amended. The Board of Directors also may terminate any participant’s participation in the DRIP at any time by notice to such participant if continued participation will, in the opinion of the Board of Directors, jeopardize the status of the Company as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

Voting of Shares Held Under the DRIP

          A participant will be able to vote all shares of Common Stock purchased under the DRIP at the same time that a participant would be able to vote other shares held in the participant’s name on the records of the Company.

Responsibility of the DRIP Administrator and the Company Under the DRIP

          The DRIP Administrator will not be liable for any claim based on an act done in good faith or a good faith omission to act. This includes without limitation any claim of liability arising out of failure to terminate a participant’s account upon a participant’s death, the prices at which shares are purchased, the times when purchases are made, or fluctuations in the market price of Common Stock.

          All notices from the DRIP Administrator to a participant will be mailed to the participant at his or her last address of record with the DRIP Administrator, which will satisfy the DRIP Administrator’s duty to give notice. Participants must promptly notify the DRIP Administrator of any change in address.

         Each participant must recognize that neither the Company nor the DRIP Administrator can provide any assurance of a profit or protection against loss on any shares purchased under the DRIP.

Interpretation and Regulation of the DRIP

         The Company reserves the right without notice to participants to interpret and regulate the DRIP as it deems necessary or desirable in connection with its operation. Any such interpretation and regulation shall be conclusive.

Taxation on Distributions

The reinvestment of distributions in the DRIP does not relieve participants of any taxes that may be payable as a result of those distributions and their reinvestment pursuant to the terms of this DRIP.